EXHIBIT 10.34

The Fair, Isaac Companies

Fair, Isaac Contract No. 880246
Date of Offer: December 12, 1988

ANALYTIC PRODUCTS AND SERVICES MASTER CONTRACT
AGREEMENT

INTRODUCTION

This Agreement is made and entered into as of December 19, 1988, by and between Equifax Incorporated, a Georgia corporation and its United States subsidiaries, hereinafter referred to as “Equifax”, and Fair, Isaac and Company, Incorporated, a Delaware corporation and its wholly owned subsidiaries, hereinafter referred to as “Fair, Isaac”.

Equifax and Fair, Isaac desire to mutually create and market various products and services. This contract specifies the nature of the overall business relationship between Equifax and Fair, Isaac. Specific products and services are or will be defined and incorporated herein by addenda to this general Agreement. Some of these addenda may be contracted between subsidiaries of Fair, Isaac or Equifax as the case may be.

1.        DEFINITION OF TERMS.

Wherever they appear within, the following terms shall have the meaning here stated:

1.1      Credit Bureau Records refers to all data on an individual that are maintained and made available by The Credit Bureau, Inc. of Georgia and Equifax Marketing Services, including, but not limited to, trade line data, inquiry data, public records data, and demographic data as needed in connection with a specific addendum.

1.2      Scoring refers to the act of quantifying a consumer’s risk on the basis of Credit Bureau Records.

1.3      Scorecard refers to the table of numeric weights produced by Fair, Isaac from an analysis of a body of Equifax’s credit bureau records which assigns various numeric values to the various levels of performance (“attributes”) which may be observed within each of several measured fields (“characteristics”). The scorecard may also include various scaling parameters.

1.4      Score is the result of applying the scorecard numeric weights to the data contained in a credit bureau record. The score is used to estimate the relative likelihood that future performance will be as desired.

1.5      Pooled Data Scorecards refer to those developed by Fair, Isaac from an analysis of a body of credit bureau records which has been aggregated from two or more unaffiliated credit granting organizations, or from Equifax Snap-Shot files.

1.6      Snap-Shots or Snap-Shot Data refer to data resulting from the periodic sampling of Equifax credit bureau files using the Research Data Base System structured specifications. Each Snap-Shot will consist of current credit bureau records identified by Fair, Isaac, concatenated with one or more corresponding archived sets of credit bureau records from earlier time periods.

1.7      The Software Facility will consist of the structured specifications and the set of computer software programs designed specifically to accomplish characteristic selection, translation into final score or exclusion code, selection of reason codes, verification of scoring accuracy, and such other functionality which may be agree to in subsequent addenda; and written from the structured specifications originated by Fair, Isaac. Excluded from the Software Facility definition are all computer software programs and specifications which are required to interact with a customer in locating consumer files for scoring, as well as all resultant billing, auditing and reporting programs; excepting those reporting and auditing programs defined by Fair, Isaac for Fair, Isaac use and defined in separate addenda. This definition shall include, but shall not be limited by, those structured specifications and computer programs written from those specifications set forth in Appendix A.

1.8      Date of Execution refers to the date on which this document shall have been signed by lawful representatives of both parties.

1.9      Date of Commencement, also referred to as Commencement, refers to the date on which, by mutual agreement, the first use of the Software Facility is made for paid commercial purposes with respect to each product offered hereunder.

1.10    Travel Expenses shall refer to all the costs associated with the transportation, housing and sustenance of an individual while away from home on approved business related to the sales, development, and servicing of such products and services that result from this Agreement. Except as otherwise stated or agreed to, each of the parties shall be solely responsible for payment of the Travel Expenses of its own employees. Where the term Host appears, it shall imply the obligation of the Host organization to arrange and pay for needed meeting room facilities and other common expenses associated with the gathering, including any food and beverage costs that are included.

2.        AGREEMENT STRUCTURE.

Each product or service to be developed and offered under this Agreement, the responsibilities of Equifax and Fair, Isaac with respect thereto, the fees to be charged for the use of such product or service by Equifax’s subscribers and the allocation of revenue between Equifax and Fair, Isaac will be set forth in detail in Addenda to this Master Agreement. The terms and provisions of this Master Agreement shall apply to all such Addenda unless otherwise provided in an Addendum in which case the contrary provisions of the Addendum shall apply to the products or services covered by that Addendum. Addenda shall be effective only upon execution by both Equifax, or a subsidiary or affiliate thereof, and Fair, Isaac.

3.        TERM.

This Agreement shall be in effect from the Date of Execution hereof and shall remain in effect as long as there is a signed addendum currently active.

4.        SERVICE CHARGES.

It is anticipated that both Equifax and Fair, Isaac will generate revenues as a result of this Agreement. It is the intention that such revenues, unless otherwise defined, will be pooled and shared in proportions set forth in this Agreement and its addenda. It is likely that shared proportions will differ by product or service depending on the relative contributions of Fair, Isaac and Equifax.

4.1      Equifax and Fair, Isaac shall agree on an initial schedule of end user charges for each product or service offered. These may be mutually reviewed and adjusted from time to time. For most products and services, customers will subscribe to and contract for the basic product or service directly with Equifax. Equifax is at liberty to make individual subscriber price concessions. If any price concession has the potential to reduce Fair, Isaac’s revenue, it will be mutually agreed to by Equifax and Fair, Isaac prior to implementation of price.

4.2      Equifax’s share of any fees billed by Fair, Isaac directly to subscribers for meetings or other services shall be credited to Equifax by memo to be deducted from the next usage fees settlement check to Fair, Isaac.

4.3      Payment shall be made by Equifax once per month, whether or not all customers have by then paid Equifax, and shall be accompanied by a copy of the billing report from which said service charges were computed. In the event that Equifax’s share of revenues paid directly to Fair, Isaac should exceed Fair, Isaac’s share of the fees paid to Equifax in any one month then Fair, Isaac shall reimburse Equifax under the same conditions set forth in this paragraph.

4.4      In the event that either party should write off as bad debt any usage fees due from a customer for which the other has already been compensated, then the party that has received compensation shall return to the other said revenues.

4.5      Either party may engage an independent auditor to make a reasonable examination of the other’s records in the event of a billing or revenue related dispute between the two parties.

5.        DATA PROVIDED.

Data for the development of Scorecards shall consist of Snap-Shots sampled from Equifax credit bureau records, provided by Equifax to Fair, Isaac based on a Structured Specification, entitled “Equifax/Fair, Isaac Research Data Base System” incorporated herein by Appendix A. The data to be provided by Equifax shall be provided at no cost to Fair, Isaac in a mutually agreeable form and shall be updated no less frequently than every twelve months until this Agreement is terminated. Equifax agrees not to disclose the Equifax/Fair, Isaac Research Data Base System specifications, related computer software programs, or resultant sample data to any third party.

Fair, Isaac shall use the data provided by Equifax to develop Scorecards, to conduct validation analyses of Pooled Data Base Scorecards, to provide performance data for use in marketing the products and services, and for research and development to the end of improving the jointly developed products and services. Such scorecards will be developed for the sole use of Equifax in the Software Facility defined by this Agreement.

6.        SOFTWARE FACILITY.

Some of the products and services covered by this Agreement will need unique Equifax software.

For the software modules that Fair, Isaac designs, Fair, Isaac shall create and maintain rigorous structured specifications for each module of the Software Facility to reside within the Equifax system. Equifax and Fair, Isaac will mutually agree on the content of said specifications and modify them as needed to reach agreement. Equifax will write and install the computer software code according to these specifications.

7.        RIGHTS IN DATA.

All original data furnished by, and all hard copy output generated for, either party by the other, including but not limited to studies, plans, reports, or projections

(except information in the public domain) shall belong exclusively to the originating party excepting as otherwise specified herein. Materials prepared exclusively for and delivered to one of Equifax’s subscribers shall remain the property of that company.

8.        OWNERSHIP.

During the term or upon the termination of this Agreement, Equifax shall own and retain the commercial rights to all computer software programs developed for use on Equifax’s computer systems, other than those which were written from the structured specifications originated by Fair, Isaac and covered by Section 1.7 of this Agreement, including the right to resale. During the term or upon termination of this Agreement, Fair, Isaac shall own and retain the commercial rights to the Software Facility as defined in Section 1.7, including the right to resale.

8.1      All scorecards and associated characteristic generation logic, unless otherwise designated, shall remain the property of Fair, Isaac and the rights to the use of same are granted by Fair, Isaac to Equifax customers by way of this Agreement only for the term of this Agreement except as provided in paragraph 7.

8.2      Fair, Isaac shall be compensated at the rate provided for in this Agreement from revenues received by Equifax for use of the Software Facility by a third party, regardless of the scorecard used.

9.        MARKETING & SALES.

Both parties shall provide what each respective organization determines to be adequate staffing and resources to facilitate the marketing and sale of products and services covered by this Agreement. Fair, Isaac shall provide said resources under the direction of a single Marketing Director who shall aggressively pursue all mutually agreed upon marketing and publicity activities. Equifax shall name a lead marketing individual who shall have final authority to coordinate the combined efforts. However, this provision shall in no way prohibit either party from contacting mutual customers on other sales and customer service matters.

Equifax shall have primary responsibility for sales. Fair, Isaac will make best efforts to participate in joint sales calls, when the customer is large, and when technical expertise is needed to close the sale. However, Fair, Isaac is not obligated to make a minimum number of sales calls, unless otherwise so stated in this Agreement.

9.1      Marketing materials intended for prospects, customers, or staff of Equifax and Fair, Isaac shall from time to time be prepared by Fair, Isaac and/or Equifax. Such materials and literature shall be furnished by the originating party to the other for review and modification. Equifax shall, at its expense and within the constraints of its advertising/promotion budget, print all marketing material and sales literature approved by both parties. Any media releases with regard to products or services covered by this Agreement shall be prepared jointly by Fair, Isaac and Equifax and shall not be disseminated without the approval of both parties.

9.2      It is understood that the coupling of the names of Equifax and Fair, Isaac is mutually advantageous in marketing products and services covered by this Agreement and each of the parties hereto agree to the reasonable use of the other party’s name in connection with such products and services. Each party proposing to use the other party’s name in a public communication must first furnish an exact copy of the proposed communication to such other party and such other party shall make a prompt response to the requesting party either approving or amending such communication. Any written marketing or customer service materials including, but not limited to, manuals, brochures, and instructions for general dissemination to Equifax customers shall be identified as a Equifax product and shall remain Equifax’s property; provided, however, that any portions of such materials which were written by Fair, Isaac shall bear acknowledgement of such fact.

10.       COMPETITIVE INTERESTS.

Equifax and Fair, Isaac acknowledge that they may offer competing products or services in the future. Equifax and Fair, Isaac agree that each party shall remain free to pursue, unless otherwise restricted, its own interest in such cases but shall make a good faith effort to avoid any negative product comparisons or other statements or actions that would tend to hold the other party in disrepute in order not to disrupt or jeopardize the continuation of a mutually supporting working relationship between both parties.

11.       CONFIDENTIALITY.

Fair, Isaac agrees to maintain the confidentiality of all data provided by Equifax during the course of this contract and to indemnify and to hold Equifax harmless from and against any claim, loss, or expense that Equifax may suffer as a result of failure on the part of Fair, Isaac to do so. Fair, Isaac further agrees that the usage of the data shall be limited to the production of products and services for Equifax’s own proprietary use or for generic product research and development, and that in no case will any use be made or cognizance be taken of the identity of individuals or institutions whose records am utilized.

Each party agrees that information and materials, trade secrets and business affairs relating to the business of the other (except such information and material as may be in the public domain) shall be held and treated as confidential, and will be made available only to authorized employees, and will not be divulged to any third party for any purpose except as mutually agreed upon. Nothing in this paragraph, however, shall prevent or prohibit either party from providing access to such information upon request for purposes of regulation, examination or investigation by applicable state and federal regulatory agencies and authorities as may be required by law or judicial or administrative process, in which case the other party is to be notified of said order within three business days.

12.       LIMITATIONS ON LIABILITY.

Fair, Isaac warrants and represents to Equifax and its customers who may sign the type of Agreements contemplated by this Agreement that the services provided herein will accomplish the functions described in the documentation which is set forth in each Addendum. It is intended that those customers of Equifax who sign the type of Agreements contemplated by this Agreement shall be beneficiaries of the warranties and representations made by Fair, Isaac in accordance with this Agreement. The liability of Fair, Isaac for its failure to accomplish the functions described in this document shall not exceed the revenue received by Fair, Isaac from the complaining Equifax customer during the previous twelve (12) months. In no event shall Fair, Isaac be liable for special or consequential damages arising from-the provisions of the services hereunder, or for the performance of any facility elements which were programmed by other than Fair, Isaac programmers.

13.       INDEMNIFICATION.

Equifax agrees to indemnify Fair, Isaac, and to hold Fair, Isaac, its employees and agents harmless for all liability (including all costs and reasonable attorney fees) up to a total of $100,000 (One Hundred Thousand Dollars) resulting from claims against Fair, Isaac arising out of Equifax’s use of the products and services under this Agreement including but not limited to any claim arising out of any alleged failure by Equifax to comply with all applicable legal requirements or from the performance or failure to perform of any software facility produced by Equifax programmers. Fair, Isaac warrants that it owns or has rights to use all software components used to develop all elements to be delivered under this Agreement and Fair, Isaac agrees to indemnify and hold harmless Equifax and its agents and employees from any claim, liability or expense (including all costs and reasonable attorney fees) arising from Fair, Isaac’s proven non-ownership of, or lack of rights to same. Fair, Isaac further warrants that the scorecards delivered hereunder (a) will be statistically sound and empirically derived from a representative sample of the full Equifax file of credit bureau records, and (b) will not contain any characteristic prohibited by The Equal Credit Opportunity Act or Regulation B thereunder. However, Fair, Isaac does not warrant that any scorecard will qualify as an “empirically derived, demonstrably and statistically sound credit scoring system” within the meaning of ECOA and Regulation B with respect to a particular customer unless Fair, Isaac has specifically validated an Account Scoring Scorecard on that customer’s own performance data. Fair,

Isaac’s obligations to indemnify Equifax, as stated herein, shall not exceed a total of $100,000 (One Hundred Thousand Dollars).

14.       ASSIGNMENT AND CHANGE OF OWNERSHIP.

This Agreement may not be assigned by either party without the prior written consent of the other party except to the parent corporation or a wholly-owned subsidiary of the party. If a controlling interest in either party to this contract (or a parent or subsidiary to which the contract has been assigned in whole or in part) is acquired by a person or corporation other than as disclosed in the party’s proxy statement for its 1988 meeting of shareholders, the other party may, at its option, terminate this Agreement. Twenty percent of the outstanding shares of any class of stocks shall be considered a “controlling interest.”

15.       FAILURE TO PERFORM.

Neither party shall be liable for any failure to perform its obligation under this Agreement if prevented from doing so by a cause or causes beyond its control. Without limiting the generality of the foregoing, such causes include acts of God or the public enemy, fires, floods, storms, earthquakes, riots, strikes, blackouts, wars or war operations, restraints of government, or other causes which could not with reasonable diligence be controlled or prevented by the party.

16.       INDEPENDENT CONTRACTORS.

Nothing contained in this Agreement shall be construed as creating a joint venture, partnership, principal-agent or mutual agency relationship between or among the parties hereto, and no party, shall by virtue of this Agreement, have any right or power to create any obligation, expressed or implied, on behalf of any other party. No party, nor any employee of a party, shall be deemed to be an employee of another party by virtue of this Agreement.

17.       REMEDIES.

In the execution of this Agreement both Equifax and Fair, Isaac will make a substantial initial investment prior to the Commencement Date. Hence, it is counter to either party’s interests to have the other party terminate this Agreement prematurely. Furthermore, it is recognized that due to the novelty and technical complexity of the undertakings, it is impossible to anticipate and provide for every significant technical and business detail. Consequently, Equifax and Fair, Isaac will make a good faith effort to pursue all possible means for the resolution of disputes or failures to perform before resorting to termination.

17.1     Review Committee. In the event that there is any dispute between Equifax and Fair, Isaac with respect to this Agreement which is not resolved in the ordinary course of discussion between the Project

Managers or Marketing Managers, as the case may be, the parties agree that such matters shall be submitted to the appropriate review committee. Two review committees shall be established. One such review committee (the “technical review committee”) shall deal with disputes involving the software, scoring algorithms, and other matters relating to the development and maintenance of the Software Facility. The other review committee (the “business review committee”) shall deal with disputes involving financial, marketing, or other general business matters. Realizing that each product offering will be unique, representatives for each of these tyro committees shall be named in the respective addendum. Either party may change its designated representatives at any time by furnishing written notice to the other party in the manner provided for in this Agreement. If a party is notified that a review committee decision is requested by the other party, the members of the appropriate review committee shall meet within seven (7) days, either in person or by telephone, to study the available facts and render a written decision to be signed by both committee members and which shall include a justification for such decision. If the review committee does not reach a unanimous decision, then the issue will automatically be appealed to the Policy Committee provided for below. In the event of disagreement as to which review committee has jurisdiction over a dispute, the party filing the request shall prevail.

17.2     Policy committee. The Policy Committee shall consist of two senior officers of each party. The Policy Committee shall consist initially of John O. Woldrich and O. Davis Nelson, for Fair, Isaac and Joe Dawson and, Mike Cahoon for Equifax. Either party may change its designated representatives at any time upon written notice to the other party in the manner provided for in this Agreement. The Policy Committee shall meet either in person or by telephone within seven (7) days after written notice from either party that a stalemate has occurred in a review committee. Policy Committee meetings shall consist of discussions with all four members present. In the event that one of the members is unavailable, then such party shall send a substitute representative of equal or higher rank. If the Policy Committee members shall not agree otherwise, such meeting shall be held at a neutral site in Denver, Colorado. If the Policy Committee does not reach a majority decision, the dispute shall be referred to arbitration as set forth below.

17.3     Arbitration. In the event that there is any dispute between Equifax and Fair, Isaac with respect to this Agreement which is not resolved in the dispute resolution manner provided for in this Section 17, the parties agree that such matters shall be submitted to a panel of three arbitrators. Within seven (7) days after written notice from either party of a failure of the Policy Committee to resolve a dispute, Equifax and Fair, Isaac each shall select one arbitrator and notify each other of their selection. Within fifteen (15) days after their selection, such two arbitrators shall select the third arbitrator. The arbitrators shall meet within thirty (30) days after the selection of the third arbitrator and conduct a hearing in accordance with the rules of the American Arbitration Association to resolve the dispute. A majority of the arbitrators shall determine the decision/award which shall be rendered within five (5) days after the completion of the hearing. The decision of the panel shall be final and not subject to appeal to a court of law or equity. Each party shall bear its own legal costs unless the arbitration committee shall provide otherwise. All meetings referred to in this subsection 17.3 shall take place in Denver, Colorado, or some other neutral location geographically convenient for both parties. No arbitration arising out of or relating to this Agreement shall include, by consolidation, joinder or in any other manner, any additional person not a party to this Agreement except by written consent of both parties to this Agreement. Any consent to arbitration involving an additional person or persons shall not constitute consent to arbitration of any dispute not described there in or with any person not named or described therein.

18.       GENERAL.

18.1    This Agreement shall be construed in accordance with the laws of the State of the defendant party in any action, Georgia if Equifax and California if Fair, Isaac.

18.2     It is expressly agreed that this Agreement embodies the entire understanding of the parties in relation to its subject matter, and that no other agreement or understanding, oral or otherwise, relative to its subject matter exists between the parties at the time of execution of this Agreement.

18.3    Each Addendum attached hereto is by this reference made a part of this Agreement and the terms of these Addenda shall be fully binding on the parties.

18.4    If any court of competent jurisdiction finds any part or provision of this Agreement to be invalid or unenforceable, such finding shall have no effect on any other part or provision of this Agreement.

18.5    Either party may choose not to enforce its rights under some part or provision of this Agreement at a particular time. Such choice shall have no effect on their right to enforce that same part or provision at another time, or to enforce any other part or provision at any time.

18.6    The section titles in the Agreement are for convenience only and shall have no effect on the interpretation of any part or provision regardless of the title heading under which the part of provision is located. Some words in this Agreement may be used as singular or as plural depending upon the context in which the word is used each time.

19.       SURVIVAL OF RIGHTS AND OBLIGATIONS.

The rights and obligations of the parties under paragraphs 7, 8, 10, 11, 13, and 17 of this Agreement shall survive any termination hereof.

20.       ACCEPTANCE.

	Contract No. 870246 Accepted for Equifax Inc.		For Fair, Isaac and Company, Incorporated
	/s/ MICHAEL W. CAHOON	By:	/s/ JOHN D. WOLDRICH

	(Signature)		(Signature)
Name:	Michael W. Cahoon		John D. Woldrich
Title:	Vice President		Executive Vice President
Date:	December 15, 1988		Date: December 12, 1988